Exhibit 11.1

Consent

We hereby consent to the inclusion of our report dated March 15, 2023 relating to the consolidated financial statements of Delhi Bank Corp. and Subsidiary as of December 31, 2022 and 2021 and for the years then ended, included in Post-Qualification Amendment No. 5 to the Regulation A Offering Statement on Form 1-A dated March 15, 2023 filed with the U.S. Securities and Exchange Commission.

/s/ Baker Tilly US, LLP

Wilkes-Barre, Pennsylvania

March 15, 2023